September 15, 2003


CLEARWATER INVESTMENT FUND

CODE OF ETHICS


1. 	Definitions

1.1 	Trust. As used in this Code, "Trust" shall mean Clearwater
Investment Fund, a Delaware statutory trust registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act").

 	1.2	  Access Person.  As used in this Code, the term "access
person" shall mean any trustee, officer or advisory person of the Trust, the investment adviser, or any sub-adviser of the Trust.

	1.3	 Active Consideration. A security will be deemed under
"active consideration" when a recommendation to purchase or sell a security has been made and communicated to the person or persons ultimately making the decision to buy or sell the security. A security will also be deemed under "active consideration" whenever an advisory person focuses on a specific security and seriously considers recommending the security to the Trust. A security will be deemed under "active consideration" until the Trust implements or rejects the recommendation or until the proper advisory person decides not to recommend the purchase or sale of the security to the Trust. A security will not be deemed under "active consideration" if the security is being reviewed only as part of a general industrial survey or other broad monitoring of the securities market.

1.4	 Advisory Person.  As used in this Code, the term "advisory
person" shall mean: (i) any employee of: (a) the Trust, (b) any investment adviser or sub-adviser of the Trust, or (c) any company in a control relationship to the Trust or to any investment adviser or sub-adviser of the Trust, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a covered security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales, including any "Investment Person" or "Portfolio Manager" as defined below; and (ii) any natural person in a control relationship to the Trust or any investment adviser or sub-adviser of the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

 	1.5	 Beneficial Ownership. "Beneficial ownership" shall be
interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("1934 Act") in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. Generally, a person is treated as the beneficial owner of any security held if (i) such person exercises voting or investment power over such security or (ii) such person has a direct or indirect pecuniary interest in such security. You are considered to beneficially own any securities in which you have an interest as a result of your having an interest in a trust, and you may be considered to beneficially own any securities held by members of your immediate family who live in your household. Any questions regarding determinations of beneficial ownership for the purpose of this Code of Ethics should be referred to the Chief Compliance Officer or his or her designee.

 	1.6	  Control. "Control" generally means the power to exert a
controlling influence over the management or policies of an entity, unless such power derives solely from having an official position with the entity.

 	1.7	  Covered Security. "Covered Security" shall mean any stock, option, bond, note, investment contract, or other instrument described in
Section 2(a)(36) of the Investment Company Act, except that (i) it shall also include any instrument commonly known as a derivative (including, but not limited to, any forward contract, future, swap, or option) and
(ii) it shall not include securities issued by the Government of the United States, high quality, short term debt securities , including repurchase agreements, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (i.e., mutual funds).

 1.8	 Covered Security Held or to be Acquired by the Trust.
"Covered security held or to be acquired by the Trust" shall mean (i) any covered security which, within the most recent 15 days is or has been held by the Trust or is being or has been considered by the Trust or its investment adviser or any of its sub-advisers for purchase by the Trust and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, such a covered security.

1.9	 Disinterested Trustee. As used in this Code, the term
"disinterested trustee" shall mean a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act.

1.10	 Initial Public Offering. Initial public offering means an
offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

 	1.11	  Investment Person.  As used in this Code, the term
"Investment Person" shall mean (i) any employee of: (a) the Trust, (b) the investment adviser or sub-adviser of the Trust or (c) any company in a control relationship to the Trust or an investment adviser or sub-adviser of the Trust, who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by any series of the Trust or (ii) any natural person who controls (a) the Trust (or any series thereof) or (b) any investment adviser or sub-adviser of the Trust, who obtains information concerning recommendations made to any series of the Trust regarding the purchase or sale of securities by the series. Any Portfolio Manager of the Trust shall be considered an Investment Person.

1.12	  Portfolio Manager.  As used in this Code, the term
"Portfolio Manager" shall mean the person or persons with the direct responsibility and authority to make investment decisions affecting any series of the Trust.

1.13	 Private Placement.  A private placement means an offering
that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rules 505 or 506 under the Securities Act of 1933.

1.14	 Purchase or Sale of a Covered Security. "Purchase or sale
of a covered security" includes, among other things, the writing of an option to purchase or sell a covered security.

1.15	  Supervisory Person.  The General Counsel or Chief
Compliance Officer of the investment adviser of the Trust or his or her designee.

1.16	 Additional Definitions. All other terms used in this Code
shall be defined by reference to the 1940 Act or the 1934 Act.

2. 	Purpose of the Code.

 		2.1 	This Code establishes rules of conduct for access
persons of the Trust and is designed to govern the personal securities activities of access persons. In general, in connection with personal securities transactions, access persons should (1) always place the interests of the Trust's shareholders first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

2.2 	The Code is designed to prevent certain practices by
access persons in connection with their purchase or sale, directly or indirectly, of securities that are also held or to be acquired by the Trust. Accordingly, all access persons are strictly prohibited from engaging in any of the following acts or practices:

(a)	 	employing any device, scheme or artifice to defraud
the Trust;

(b) 	making any untrue statement of a material fact to the Trust
or omitting to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

 (c)	 engaging in any act, practice, or course of business that
operates or would operate as a fraud or deceit upon the Trust; or

 (d) 	engaging in any manipulative practice with respect to the
Trust.

 3.	 Prohibited Purchase and Sales.

 3.1  	No access person shall purchase or sell, directly or
indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is currently under active consideration for purchase or sale by the Trust; provided that for purposes of this section a covered security shall be deemed to be under active consideration until five business days shall have elapsed from the date the Trust ceased activity in the purchase or sale of such covered security.

 	3.2 	No Portfolio Manager shall purchase or sell, directly or
indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven calendar days before and after the particular series of the Trust that he or she manages trades in that covered security.

 	3.3  	No Investment Person shall acquire any securities in an
initial public offering for his or her personal account.

3.4  	No Investment Person shall acquire, directly or indirectly,
beneficial ownership of any securities in a private placement without the prior approval of the Supervisory Person. This approval shall take into account whether the investment opportunity should be reserved for the Trust, whether the opportunity is being offered to an individual by virtue of his or her position with the Trust and any other relevant factors. If an Investment Person has purchased a covered security in a private placement, then (a) such Investment Person must disclose his or her ownership of the covered security if he or she has a material role in the Trust's subsequent consideration to purchase the covered security and (b) the Trust's decision to purchase the covered security will be reviewed by at least two other Investment Persons with no personal interest in the issuer.

3.5  	No Investment Person shall profit from the purchase and
sale, or sale and purchase, of the same (or equivalent) covered securities of which such Investment Person has beneficial ownership within 60 calendar days.

 	3.6 	These prohibitions shall apply to the purchase or sale by
any access person of any convertible covered security, option or warrant of any issuer whose underlying securities are under active consideration by the Trust.

3.7 	Any profits realized on transactions prohibited by this
Section 3 shall be paid to the affected series of the Trust or to a charitable organization designated by the Board of Trustees of the Trust.

3.8 	These prohibitions shall not apply to purchases and sales
specified in Section 4 of this Code.

 4.	 Exempt Transactions.
The prohibitions in Section 3 of this Code shall not apply to the following transactions by access persons;

(a)	purchases or sales effected in any account over which an
access person has no    direct or indirect influence or
control;

(b) 	purchases or sales of securities which are not eligible for
purchase or sale by the Trust;

(c)	purchases effected upon the exercise of rights issued by an
issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(d) 	purchases or sales which are non-volitional on the part of
either the access person or the Trust;

 	(e) 	purchases which are part of an automatic dividend
reinvestment plan;

(f) 	purchases or sales approved by a majority vote of those
trustees having no interest in the transaction (or by another designated person or body not involved in the transaction) upon a showing of good cause. Good cause will be deemed to exist where unexpected hardship occasions the need for additional funds. A change in investment objectives will not be deemed "good cause" and

(g) 	purchases or sales approved by a majority vote of those
trustees having no Interest in the transactions (or by another designated person or body not involved in the transaction) where the purchases and sales have only a remote potential of harming the Trust because (1) such transactions are in a highly institutionalized market and would have little effect on such market; or (2) such transactions clearly are not related economically to the securities to be purchased, sold or held by the Trust.

 5.	 Prohibited Business Conduct.

5.1 	No access person shall, either directly or indirectly;

(a) 	engage in any business transaction or arrangement for
personal profit based on confidential information gained by way of employment with the Trust or its investment adviser or sub-adviser;

 	(b) 	communicate non-public information about security
transactions of the Trust whether current or prospective, to anyone unless necessary as part of the regular course of the Trust's business. Non-public information regarding particular securities, including reports and recommendations of any investment adviser or sub-adviser to the Trust, must not be given to anyone who is not an officer or director of the Trust or the investment adviser without prior approval of the Supervisory Person.

(c) 	accept a gift, favor, or service of more than de-minimis
value from any person or company which, to the actual knowledge of such access person, does business or might do business with the Trust, the investment adviser or sub-adviser, or any insurance company or its affiliates associated with any series of the Trust;

 (d)	 buy or sell any security or any other property from or to
the Trust.

5.2 	No Investment Person shall serve on the board of directors
of any publicly traded company without prior authorization from the Supervisory Person based upon a determination that such board service would be consistent with the interests of the Trust and its shareholders. Any Investment Person so authorized to serve as a director will be isolated from other persons making investment decisions for the Trust through a "Chinese Wall" or other procedures.

6.	Reporting.

 Initial and Annual Reporting

 	6.1 	Every access person shall provide to the Chief Compliance
Officer of the Trust within 10 days after becoming an access person and annually thereafter a report listing all covered securities in which he or she has any direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to securities held in an account over which he or she has no direct or indirect influence or control. The information in the annual report must be current as of a date no more than 30 days before the report is filed.

6.2 	The report required by Section 6.1 shall include the title,
number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership; the name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and the date that the report is submitted by the access person.

Quarterly Reporting

6.3 	Within 10 days after the end of a calendar quarter, an
access person shall report to the Chief Compliance Officer of the Trust any transaction during the quarter in a covered security in which he or she had, or by reason of such transaction acquired, any direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which he or she has no direct or indirect influence or control.

6.4 	Any quarterly transaction reports required by section 6.3
shall state:

(a) 	the title and number of shares, the interest rate and
maturity date (if applicable) and the principal amount of the covered security involved;

(b) 	(if applicable) the date and nature of the transaction
(i.e., purchase, sale or any other type of acquisition or disposition) or the date the account was established;

(c) 	the price at which the transaction was effected; and

(d) 	the name of the broker, dealer or bank with or through whom
the transaction was effected or with whom the access person established or maintained the account; and

(e) 	the date that the report is submitted by the access person.

6.5 	 Within 10 days after the end of a calendar quarter, an
access person shall report to the Chief Compliance Officer of the Trust with respect to any account established by the access person in which securities were held during the quarter for the direct or indirect benefit of the access person; provided, however, that an access person shall not be required to make a report with respect to any securities held in any account over which he or she has no direct or indirect influence or control. Any such quarterly account report shall include the name of the broker, dealer or bank with whom the access person established the account; the date the account was established; and the date that the report is submitted by the access person.

6.6	 A disinterested trustee of the Trust who is required to
make a report solely by reason of being a trustee need not make an initial or annual holdings report under Section 6.1 or the quarterly account report required by Section 6.5. A disinterested trustee is required to file a quarterly transaction report under Section 6.3 each quarter. However, the disinterested trustee is only required to report a transaction in a covered security if, at the time of the transaction, the disinterested trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known, that during the 15-day period immediately preceding or after the date of the trustee's transaction, the covered security is or was under active consideration for purchase or sale by the Trust or its investment adviser or sub-adviser or is or was purchased or sold by the Trust.

6.7	 An access person need not make a quarterly transaction
report or a quarterly account report if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust with respect to the access person in the time required, if all of the required information is contained in the broker trade confirmations or account statements or in the records of the Trust.

Disclaimer of Beneficial Ownership

6.9	 Any report required by this Section 6 may also contain a
statement declaring that the reporting or recording of any transaction shall not be construed as an admission by the access person making the report that he or she has any direct or indirect beneficial ownership in the covered security to which the report relates.

Annual Access Person Certification

6.10	 Each access person shall certify annually that he or she
has read and understood the Code and recognizes that he or she is subject to the Code. Further, each access person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Annual Reports to the Board of Trustees

6.11	 At least annually, the Trust and each investment adviser
and sub-adviser of the Trust shall report to the Board of Trustees regarding:

(a)	 All existing procedures concerning personal trading
activities and any procedural changes made during the past year;

 	(b)	 any recommended changes to the Code or procedures; and

(c)	 any issues arising under the Code since the last report to
the Board of Trustees, including, but not limited to, information about any material violations of the Code and any sanctions imposed in response to the material violations.

The Trust and each investment adviser and sub-adviser of the Trust shall also certify at least annually that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Reports of Violations and Sanctions

7.1	 Every access person aware of any violation of this Code
shall report the violation to the Supervisory Person in an expedient fashion.

7.2	 Upon learning of a violation of this Code, the Board of
Trustees of the Trust may impose any sanctions as it deems appropriate under the circumstance, including, but not limited to, letters of reprimand, suspension or termination of employment, disgorgement of profits and notification to regulatory authorities in the case of Code violations which also constitute fraudulent conduct.

 8. 	Applicability of Code to Investment Adviser and Sub-advisers.

Any person who is an access person because of his or her employment or other relationship with the Trust's investment adviser or any sub-adviser of the Trust is not subject to this Code provided that the investment adviser or sub-adviser has adopted its own Code of Ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and such Code of Ethics has been approved by the Board of Trustees of the Trust.